Exhibit 99.1

Revlon Reports 2015 Results and Changes in Senior Management

NEW YORK--(BUSINESS WIRE)--February 26, 2016--Revlon, Inc. (NYSE:REV) today announced results for the year ended December 31, 2015.

This release presents the Company’s results using the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain non-operating items from As Reported results, as well as certain other unusual items identified by management that impact the comparability of the Company’s period-over-period results. As a result of the exclusion of these unusual items, the definition of Adjusted EBITDA has changed from that used in prior periods, and Adjusted EBITDA for prior periods presented in this release will be different from amounts reported in prior periods. See footnote (a) for further discussion of the Company’s non-GAAP and Adjusted measures. In addition, the Company analyzes and presents its results excluding the impact of foreign currency adjustments (“XFX”). Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release.

Highlights for the fourth quarter and year ended December 31, 2015 include:

  Total Company net sales were $521.9 million in the fourth quarter of 2015, a growth of 4.2%, or 9.8% on an XFX basis, over the quarter ended December 31, 2014 (the “prior year quarter”). On a full year basis, total Company net sales were $1,914.3 million in 2015, a decline of 1.4%, or a growth of 4.9% on an XFX basis.
  Total Company Adjusted EBITDA1 was $125.6 million in the fourth quarter of 2015, a growth of 16.4%, or 21.8% on an XFX basis, over the prior year quarter. On a full year basis, total Company Adjusted EBITDA was $377.5 million in 2015, a growth of 3.4%, or 7.0% on an XFX basis;
  Total Company As Reported net income was $24.8 million in the fourth quarter of 2015, including the impact of $36.5 million of non-operating items, net of taxes. On a full year basis, As Reported net income was $56.1 million in 2015, including the impact of $47.3 million of non-operating items, net of taxes. The non-operating items for both periods included a pension lump-sum settlement charge of $20.7 million and a non-cash goodwill impairment charge of $9.7 million ($6.0 million after-tax). Excluding the non-operating items, Adjusted1 net income was $61.3 million in the fourth quarter of 2015, an increase of $56.3 million, and was $103.4 million in 2015, an increase of $43.1 million, or 71.5%.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Lorenzo Delpani, said “2015 ended with a very successful fourth quarter for both our Consumer and Professional segments. The Company has reinvigorated our key brands and increased our profitability. At the same time, we successfully integrated the Colomer business into the combined company and reduced our cost base. The Company has built strong momentum, we are in a more competitive position, and we have more resources to invest in our brands.”

In addition, Mr. Delpani informed the Board of Directors that he intends to step down as President and CEO effective March 1st for personal reasons. Mr. Delpani will continue to serve on the Company’s Board of Directors and as a paid advisor.

“It has been a pleasure and privilege to lead this extraordinary company during a period of transformation and growth. It has been my mission to continue Revlon’s industry leading commitment to quality and innovation and it is the Revlon team’s relentless drive towards those goals that has paved the way for our current and future success. I want to thank all my good friends and colleagues at Revlon and MacAndrews & Forbes for their hard work and support, and I look forward to continuing our partnership to grow the company we love,” Mr. Delpani said.

"On behalf of all of us at Revlon and MacAndrews & Forbes, I want to express our gratitude to Lorenzo for his hard work and dedication to our company. Through creativity and a commitment to innovation, Lorenzo helped guide Revlon through a successful period of integration and transformation that has led to the strong business growth we are now seeing. We are pleased that he is staying on with the Board and as an advisor,” said Revlon Chairman Ronald O. Perelman.

The Board of Directors also approved appointing current Executive Vice President and Global President, Revlon Consumer Division, Gianni Pieraccioni as the Company’s new Chief Operating Officer.

Mr. Pieraccioni has served as the Company’s Executive Vice President and Global President – Revlon Consumer Division since February 2014. Prior to joining the Company, Mr. Pieraccioni served as Executive Vice President and Chief Commercial Officer for Alitalia and as Global General Manager at Averna Group. During his long career, Mr. Pieraccioni held several general management, marketing and commercial positions of increasing scope and seniority within the CPG industry, including at U.S.-based companies such as The Procter & Gamble Company, PepsiCo, Johnson & Johnson, and at European firms such as Sector Group and Binda Group.

1 See footnote (a) for further discussion of the Company’s non-GAAP measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release.

Full Year 2015 Results

On an XFX basis, Adjusted1 net sales in 2015 increased $102.8 million, or 5.3%, compared to 2014. The Company’s April 2015 acquisition of CBBeauty Group (“CBB” and the “CBB Acquisition,” respectively) contributed $28.4 million to total Company Adjusted net sales in 2015, with no comparable sales in 2014. On an As Reported basis, total Company net sales were $1,914.3 million in 2015, and $1,941.0 million in 2014. Venezuela had reported net sales of $1.0 million in 2015, compared to net sales of $16.3 million in 2014 as a result of the Company’s exit from Venezuela in the second quarter of 2015. Excluding Venezuela, total Company Adjusted1 net sales were $1,913.3 million in 2015, compared to $1,924.7 million in 2014. Foreign currency negatively impacted 2015 net sales by $114.2 million (adjusted to exclude the XFX impact in Venezuela).

As Reported earnings per diluted share was $1.07 in 2015 and $0.78 in 2014. On an Adjusted1 basis, earnings per diluted share was $1.97 in 2015, compared to $1.15 in 2014.

Further details discussing the drivers of the variances in these Adjusted measures are provided below.

Segment Results

(USD millions)	Twelve Months Ended December 31,
	Net Sales				Segment Profit (b)
	As Reported				As Reported
	2015	2014	% Change	XFX % Change	2015	2014	% Change	XFX % Change

Consumer	$1,414.8	$1,438.3	-1.6%	3.7%	$360.2	$339.4	6.1%	8.8%
Professional	471.1	502.7	-6.3%	2.4%	103.9	104.8	-0.9%	2.7%
Other	28.4	-	N.M.	N.M.	1.4	-	N.M.	N.M.
Total	$1,914.3	$1,941.0	-1.4%	4.9%	$465.5	$444.2	4.8%	7.7%

The above table provides information on an As Reported basis and, where indicated, on an XFX basis, and has not been adjusted for the unusual items discussed in footnote (a). Segment profit is defined in footnote (b) below. Effective in the second quarter of 2015, the Company identified a third reporting segment, Other, as a result of the CBB Acquisition. The results included within the Other segment include CBB’s operating results, which are not material to the Company's consolidated results of operations.

Consumer Segment

On an XFX basis, Consumer segment net sales increased 3.7%, primarily driven by higher net sales of Revlon color cosmetics, Mitchum anti-persipirant deodorants, Revlon ColorSilk hair color and Cutex nail products, partially offset by lower net sales of Almay color cosmetics. The Company’s exit from Venezuela in the second quarter of 2015 negatively impacted Consumer segment net sales. Excluding Venezuela, on an XFX basis, Consumer net sales would have increased by 4.4% in 2015 compared to 2014.

On an XFX basis, Consumer segment profit increased 8.8%, primarily driven by higher gross profit as a result of the XFX increases in net sales as discussed above, partially offset by $8.7 million of higher brand support expenses for the Company’s Consumer brands in 2015. The Company’s exit from Venezuela negatively impacted Consumer segment profit, which resulted in no Venezuela EBITDA in 2015, compared to $6.6 million in 2014. Excluding Venezuela, on an XFX basis, Consumer segment profit would have increased by 11.1% in 2015 compared to 2014.

Professional Segment

On an XFX basis, Professional segment net sales increased 2.4%, primarily due to higher net sales of American Crew men’s grooming products, Revlon Professional hair products and Creme of Nature hair products, partially offset by lower net sales of CND nail products in the U.S.

On an XFX basis, Professional segment profit increased 2.7%, primarily driven by higher gross profit as a result of the XFX increases in net sales as discussed above, partially offset by $5.1 million of higher brand support expenses for the Company’s Professional brands in 2015. In addition, Professional segment profit in 2014 included a favorable adjustment of $3.4 million related to a decrease in the inventory obsolescence reserve, with no similar adjustment in 2015. Excluding this unusual adjustment, on an XFX basis, Professional segment profit would have increased by 6.1% in 2015 compared to 2014.

Geographic Net Sales - Total Company

(USD millions)	Twelve Months Ended December 31,
	As Reported
Net Sales:	2015	2014	% Change	XFX % Change

United States	$1,043.7	$1,021.9	2.1%	2.1%
International	870.6	919.1	-5.3%	7.9%
Total Net Sales	$1,914.3	$1,941.0	-1.4%	4.9%

The above table provides information on an As Reported basis and, where indicated, on an XFX basis, and has not been adjusted for the unusual items discussed in footnote (a).

United States

Total Company U.S. net sales during 2015 increased $21.8 million, or 2.1%. Net sales in the U.S. increased $33.4 million in the Consumer segment, primarily driven by higher net sales of Revlon color cosmetics, Mitchum anti-persipirant deodorants and Revlon ColorSilk hair color, partially offset by lower net sales of Almay color cosmetics. Net sales in the U.S. decreased $11.6 million in the Professional segment primarily due to lower net sales of CND nail products.

International

On an XFX basis, International net sales in 2015 increased $72.7 million, or 7.9%, as a result of higher net sales in both the Consumer and Professional segments. International net sales increased $20.6 million on an XFX basis in the Consumer segment primarily due to higher net sales of Revlon color cosmetics and Mitchum anti-persipirant deodorants. International net sales increased $23.7 million on an XFX basis in the Professional segment primarily due to higher net sales of American Crew men’s grooming products and Revlon Professional hair products. From a geographic perspective, the increase in international net sales on an XFX basis was throughout most of the Company’s International region. The Other segment had net sales of $28.4 million in 2015, with no comparable net sales in 2014. Excluding Venezuela, on an XFX basis, International net sales would have increased by 9.0% in 2015.

Total Company Results

(USD millions)	Twelve Months Ended December 31,
	2015	2014	% Change	XFX % Change

Operating Income	$215.8	$235.5	-8.4%	-7.1%
EBITDA	319.0	338.1	-5.6%	-3.3%
Adjusted EBITDA	377.5	365.2	3.4%	7.0%
Net Income	56.1	40.9	37.2%	-
Adjusted Net Income	103.4	60.3	71.5%	-

On an XFX basis, Adjusted EBITDA increased $25.4 million, or 7.0%. This increase was primarily due to higher gross profit in both the Consumer and Professional segments, partially offset by $16.2 million of higher brand support expenses, as well as higher general and administrative expenses. Driving the increase in general and administrative expenses was $14.7 million of severance costs.

In calculating Adjusted EBITDA, adjustments were made to the calculation of EBITDA for the following non-operating items:

  Pension settlement accounting charge of $20.7 million in 2015 as a result of offering a one-time lump sum pension payout option to certain U.S. plan participants (see below for further discussion);
  Non-cash impairment charge of $9.7 million in 2015, consisting of a portion of the Global Color Brands reporting unit’s goodwill (see below for further discussion);
  Restructuring and related charges of $11.6 million in 2015 and $22.6 million in 2014;
  Acquisition and integration costs of $8.0 million in 2015 and $6.4 million in 2014;
  Non-cash stock compensation of $5.1 million in 2015 and $5.5 million in 2014;
  Deferred consideration of $2.5 million for the CBB Acquisition recognized in 2015; and
  An unfavorable inventory purchase accounting adjustment of $0.9 million in 2015 related to the CBB Acquisition and other business acquisitions, and $2.6 million in 2014 related to the Colomer Acquisition.

As further reflected in the footnotes to this release, to enhance the comparability of the period-over-period results, in calculating Adjusted EBITDA, the Company further adjusted its EBITDA results for the following items:

  A favorable adjustment of $3.4 million in 2014 related to a decrease in the Company’s inventory obsolescence reserve; and
  Venezuela EBITDA of nil in 2015, compared to $6.6 million in 2014.

The As Reported net income includes certain non-operating items that are reconciled in the tables to this release. Excluding these items, Adjusted1 net income was $103.4 million in 2015, compared to Adjusted net income of $60.3 million in 2014, an increase of $43.1 million, or 71.5%. The increase in Adjusted net income was primarily driven by the growth in Adjusted EBITDA, as well as a $24.2 million decrease in the provision for income taxes in 2015 (adjusted for the tax effect of the non-operating excluded from Adjusted net income) primarily due to the net reduction of a valuation allowance in certain foreign jurisdictions in 2015, compared to the establishment of a valuation allowance in 2014.

Pension Lump Sum Offering

In the fourth quarter of 2015, the Company offered certain former employees who had vested benefits in the Company’s U.S. qualified defined benefit pension plan (the Revlon Employees’ Retirement Plan) the option of receiving the present value of the participant’s pension benefit in a one-time cash lump sum payment. Based on the participants’ acceptance of that offer, $53.4 million was paid from the plan’s assets to settle $66.9 million of pension liabilities, resulting in a $13.5 million net reduction of the Company’s pension plan liabilities in 2015. In addition, the Company recorded a charge of $20.7 million as a result of the pension lump sum settlement accounting within costs of sales ($10.5 million) and SG&A expense ($10.2 million) in 2015. This charge was the result of accelerating a portion of the losses that were deferred in accumulated other comprehensive loss, which are required to be recognized in the period in which the related pension plan liabilities were settled.

Non-Cash Impairment Charge

For purposes of the annual goodwill impairment test, the Company’s Pure Ice nail enamel brand, which was acquired in July 2012, is included within the Company’s Global Color Brands reporting unit. Despite improvements in the net sales of Pure Ice nail enamel in 2015 and the realization of margin improvements by integrating the production of Pure Ice nail enamel within the Company's existing manufacturing processes, the Company continued to experience declines in the promotional activity for the Pure Ice brand at retailers. As a result, in conjunction with the Company’s annual goodwill impairment test, the Company recorded a $9.7 million non-cash goodwill impairment charge during the fourth quarter of 2015 due to the Company’s expectations regarding the future performance of the Global Color Brands reporting unit in relation to its carrying amount.

Cash Flow for the Full Year Period

Net cash provided by operating activities in 2015 was $155.3 million, compared to net cash provided by operating activities of $174.0 million in the same period last year, representing a decrease of $18.7 million. Free cash flow1 in 2015 was $113.2 million, compared to $121.9 million in 2014, representing a decrease of $8.7 million. The decreases in cash from operating activities and free cash flow were primarily driven by higher inventory, partially offset by less cash used in discontinued operations, as well as lower payments for restructuring in 2015 compared to 2014.

1 See footnote (a) for further discussion of the Company’s non-GAAP measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release.

Fourth Quarter 2015 Results

On an XFX basis, Adjusted net sales increased $51.1 million, or 10.2%. The Company’s April 2015 CBB Acquisition contributed $15.2 million to total Company Adjusted net sales in the fourth quarter of 2015, with no comparable net sales in the fourth quarter of 2014. On an As Reported basis, total Company net sales were $521.9 million in the fourth quarter of 2015 and $501.0 million in the fourth quarter of 2014. Adjusted net sales in the fourth quarter of 2015 were $521.8 million, compared to $498.8 million in the fourth quarter of 2014. Adjusted net sales excludes from As Reported net sales the impact of the results of the Company’s Venezuela business operations, with net sales of $0.1 million and $2.2 million in the fourth quarter of 2015 and 2014, respectively.

Segment Results

(USD millions)	Three Months Ended December 31,
	Net Sales				Segment Profit (b)
	As Reported				As Reported
	2015	2014	% Change	XFX % Change	2015	2014	% Change	XFX % Change

Consumer	$387.7	$383.3	1.1%	6.2%	$128.2	$113.6	12.9%	16.5%
Professional	119.0	117.7	1.1%	8.8%	27.0	16.3	65.6%	74.8%
Other	15.2	-	N.M.	N.M.	2.6	-	N.M.	N.M.
Total	$521.9	$501.0	4.2%	9.8%	$157.8	$129.9	21.5%	25.9%

The above table provides information on an As Reported basis and, where indicated, on an XFX basis, and has not been adjusted for the unusual items discussed in footnote (a). Segment profit is defined in footnote (b) below.

Consumer Segment

On an XFX basis, Consumer segment net sales in the fourth quarter of 2015 increased 6.2%, primarily driven by higher net sales of Revlon color cosmetics, Mitchum anti-persipirant deodorants and SinfulColors color cosmetics, partially offset by lower net sales of Revlon ColorSilk hair color.

On an XFX basis, Consumer segment profit increased 16.5%, primarily driven by $12.7 million of lower brand support expenses for the Company's Consumer brands, as well as higher gross profit as a result of the XFX increases in net sales discussed above.

Professional Segment

On an XFX basis, Professional segment net sales in the fourth quarter of 2015 increased 8.8%, primarily due to higher net sales of American Crew men’s grooming products and Revlon Professional hair products.

On an XFX basis, Professional segment profit increased 74.8%, primarily driven by higher gross profit as a result of the XFX increases in net sales as discussed above, as well as $7.8 million of lower brand support expenses for the Company's Professional brands.

Geographic Net Sales - Total Company

(USD millions)	Three Months Ended December 31,
	As Reported
Net Sales:	2015	2014	% Change	XFX % Change

United States	$277.3	$272.7	1.7%	1.7%
International	244.6	228.3	7.1%	19.5%
Total Net Sales	$521.9	$501.0	4.2%	9.8%

The above table provides information on an As Reported basis, and where indicated, on an XFX basis, and has not been adjusted for the unusual items discussed in footnote (a).

United States

Total Company U.S. net sales during the fourth quarter of 2015 increased $4.6 million, or 1.7%. Net sales in the U.S. increased $4.2 million in the Consumer segment, primarily driven by higher net sales of Revlon and SinfulColors color cosmetics and Mitchum anti-persipirant deodorants, partially offset by lower net sales of Revlon ColorSilk hair color. Net sales in the U.S. in the Professional segment were essentially flat.

International

On an XFX basis, International net sales during the fourth quarter of 2015 increased $44.5 million, or 19.5%, with higher net sales in both the Consumer and Professional segments. International net sales increased $19.4 million on an XFX basis in the Consumer segment primarily due to higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color. International net sales increased $9.9 million on an XFX basis in the Professional segment primarily due to higher net sales of American Crew men’s grooming products and Revlon Professional hair products. From a geographic perspective, the increase in International net sales on an XFX basis was throughout most of the Company’s International region. The Other segment had net sales of $15.2 million in the fourth quarter of 2015, with no comparable net sales in the fourth quarter of 2014.

Total Company Results

(USD millions)	Three Months Ended December 31,
	2015	2014	% Change	XFX % Change

Operating Income	$54.9	$75.9	-27.7%	-23.2%
EBITDA	81.3	102.1	-20.4%	-16.1%
Adjusted EBITDA	125.6	107.9	16.4%	21.8%
Net Income	24.8	2.7	N.M.	-
Adjusted Net Income	61.3	5.0	N.M.	-

On an XFX basis, Adjusted EBITDA in the fourth quarter of 2015 increased by $23.5 million, or 21.8%. This increase was primarily due to $19.6 million of lower brand support expenses and higher gross profit in both the Consumer and Professional segments in the fourth quarter of 2015, compared to the fourth quarter of 2014, as discussed above, partially offset by higher general and administrative costs. Driving the increase in general and administrative expenses was $7.7 million of severance costs, as well as higher incentive compensation expenses, mostly due to the phasing of the Company’s incentive compensation accrual in 2015 compared to the prior year period.

In calculating Adjusted EBITDA, adjustments were made for the following non-operating items:

  Pension settlement accounting charge of $20.7 million in the fourth quarter of 2015 as a result of offering a one-time lump sum pension payout option to certain U.S. plan participants;
  Non-cash impairment charge of $9.7 million in the fourth quarter of 2015 consisting of a portion of the Global Color Brands reporting unit’s goodwill;
  Restructuring and related charges of $9.7 million in the fourth quarter of 2015, primarily related to the 2015 Efficiency Program(d), and $3.8 million in the fourth quarter of 2014, primarily related to the Integration Program;
  Acquisition and integration costs of $1.5 million in the fourth quarter of 2015 and $1.0 million in the fourth quarter of 2014;
  Non-cash stock compensation of $1.3 million in the fourth quarter of 2015 and $1.8 million in the fourth quarter of 2014;
  Deferred consideration of $0.9 million for the CBB Acquisition recognized in the fourth quarter of 2015; and
  An unfavorable inventory purchase accounting adjustment of $0.4 million in the fourth quarter of 2015 related to other business acquisitions.

As further reflected in the footnotes to this release, to enhance the comparability of the period-over-period results, in calculating Adjusted EBITDA, the Company further adjusted its EBITDA results to exclude Venezuela EBITDA of $(0.1) million in the fourth quarter of 2015, compared to $0.8 million in the fourth quarter of 2014, due to the Company’s exit of its Venezuela business operations in the second quarter of 2015.

The As Reported net income includes certain non-operating items that are reconciled in the tables to this release. Excluding these items, Adjusted1 net income was $61.3 million in the fourth quarter of 2015, compared to Adjusted net income of $5.0 million in the fourth quarter of 2014, an increase of $56.3 million. The increase in Adjusted net income was driven by a $50.9 million decrease in the provision for income taxes (adjusted for the tax effect of the non-operating items excluded from Adjusted net income) primarily due to the net reduction of a valuation allowance in certain foreign jurisdictions in Q4 2015, compared to the establishment of a valuation allowance in Q4 2014. As Reported earnings per diluted share was $0.47 in the fourth quarter of 2015 and $0.05 in the fourth quarter of 2014. On an Adjusted1 basis, earnings per diluted share was $1.17 in the fourth quarter of 2015, compared to $0.10 in the fourth quarter of 2014.

1 See footnote (a) for further discussion of the Company’s non-GAAP measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release.

2015 Results and Conference Call

The Company will host a conference call with members of the investment community on February 26, 2016 at 9:30 A.M. EST to discuss 2015 results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: Adjusted net sales; EBITDA; Adjusted EBITDA; Adjusted net income; Adjusted diluted earnings per share; and free cash flow are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables (except that Adjusted net sales is reconciled directly in the text of the press release).

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). To reflect the impact of non-cash stock compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”), the Company presents Adjusted EBITDA to exclude these Non-Operating Items and to exclude the impact of certain unusual items impacting the comparability of the Company’s period-over-period results as seen through the eyes of management (the “Unusual Items”). The following tables identify the Non-Operating and Unusual Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions) Income / (Loss) Adjustments to EBITDA	2015	2014

Non-Operating Items:
Non-cash stock compensation expense	$(5.1)	$(5.5)
Restructuring and related charges	(11.6)	(22.6)
Acquisition and integration costs	(8.0)	(6.4)
Inventory purchase accounting adjustment	(0.9)	(2.6)
Pension lump sum settlement accounting	(20.7)	-
Non-cash impairment charge	(9.7)	-
Deferred consideration for CBB Acquisition	(2.5)	-
Unusual Items:
Venezuela EBITDA	$-	$6.6
Inventory obsolescence reserve	-	3.4

(USD millions) Income / (Loss) Adjustments to EBITDA	Q4 2015	Q4 2014

Non-Operating Items:
Non-cash stock compensation expense	$(1.3)	$(1.8)
Restructuring and related charges	(9.7)	(3.8)
Acquisition and integration costs	(1.5)	(1.0)
Inventory purchase accounting adjustment	(0.4)	-
Pension lump sum settlement accounting	(20.7)	-
Non-cash impairment charge	(9.7)	-
Deferred consideration for CBB Acquisition	(0.9)	-
Unusual Items:
Venezuela EBITDA	$(0.1)	$0.8
Inventory obsolescence reserve	-	-

Adjusted net income and Adjusted diluted earnings per share exclude the after-tax impact of the Non-Operating Items and Unusual Items, as well as loss on early extinguishment of debt and the foreign currency loss related to the re-measurement of Revlon Venezuela’s balance sheets.

The Company excludes the EBITDA Exclusions, Non-Operating Items and Unusual Items, as applicable, in calculating non-GAAP measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses Adjusted net sales, EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and free cash flow as operating performance measures (in conjunction with GAAP measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that Adjusted net sales, EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and free cash flow are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Additionally, management believes that Adjusted net sales, EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted diluted earnings per share provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing these non-GAAP measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of Adjusted net sales, EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and free cash flow, when used in conjunction with GAAP financial measures, are useful financial analysis measures, that are used by management, as described above and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted net sales, EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and free cash flow should not be considered in isolation or as a substitute for their respective most directly comparable As Reported measures prepared in accordance with GAAP, such as net income/loss, operating income, diluted earnings per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Consumer, Professional and Other segments, excluding the EBITDA Exclusions. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). Unallocated corporate expenses primarily relate to general and administrative expenses related to the corporate administrative organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled. The Company does not have any material inter-segment sales.

(c) During the second quarter of 2015, the Company removed pension-related costs from the measurement of its reportable segment results. As a result, $2.0 million and $8.2 million in pension-related costs were reclassified from the measurement of the Consumer segment profit for the quarter ended and year ended December 31, 2014, respectively, and have been included as a component of unallocated corporate expenses for such periods.

(d) The 2015 Efficiency Program includes certain restructuring actions to drive certain organizational efficiencies across the Company’s Consumer and Professional segments, and is expected to be completed by 2017. The Company will recognize a total of approximately $10.1 million of restructuring and related charges for the 2015 Efficiency Program by the end of 2017, of which $9.5 million were recognized in 2015. By implementing the 2015 Efficiency Program, the Company expects to achieve annualized cost reductions of approximately $10.0 million to $15.0 million by the end of 2018, with approximately $3.0 million of cost reductions realized in 2015 results. Refer to Revlon, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 for further information.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, are forward-looking. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation: (i) that the Company has built strong momentum, is in a more competitive position, and has more resources to invest in its brands; (ii) expectations that the Revlon team’s relentless drive towards the goal of having an industry leading commitment to quality and innovation has paved the way for the Company’s current and future success and plans to grow the Company; (iii) the Company's expectations that the 2015 Efficiency Program will drive certain organizational efficiencies across the Company's Consumer and Professional segments; (iv) that the 2015 Efficiency Program is expected to be completed by the end of 2017; and (v) that by implementing the 2015 Efficiency Program, the Company will recognize a total of approximately $10.1 million of restructuring and related charges for the 2015 Efficiency Program, of which $9.5 million were recognized in 2015, and will achieve annualized cost reductions of approximately $10.0 million to $15.0 million by the end of 2018, with approximately $3.0 million of cost reductions realized in 2015 results. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2015 Annual Report on Form 10-K that we filed with the SEC on February 26, 2016 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2015 and 2016 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including, without limitation: (i) unanticipated circumstances or results affecting the Company's future financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products in the Consumer, Professional and/or Other segments; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors and/or decreased performance by third party suppliers; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among professional salons; higher than expected restructuring costs and/or acquisition-related integration costs; higher than expected advertising, promotional and/or marketing expenses or lower than expected results from the Company’s advertising, promotional, pricing and/or marketing plans; higher than expected sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or decreased sales of the Company’s existing or new products; actions by the Company’s customers, such as inventory management and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors, as well as due to: (w) difficulties, delays in or less than expected results from the Company’s efforts to manage financial drivers for value creation, such as due to higher than expected costs; (x) difficulties, delays in or less than expected results from the Company’s efforts to grow profitability through intensive innovation and geographical expansion, such as less than effective product development and/or difficulties, delays in and/or the Company's inability to consummate transactions to expand its geographical presence; (y) difficulties, delays in or less than expected results from the Company's efforts to improve its cash flow; and/or (z) difficulties, delays in and/or the inability to attract or retain employees essential to the execution of its strategy; (ii) lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company’s existing or new products; (iii) less than anticipated benefits resulting from the 2015 Efficiency Program and/or the risk that such program may not satisfy the Company’s objectives; (iv) difficulties or delays in implementing the 2015 Efficiency Program; and/or (v) unanticipated costs or charges or less than expected cost reductions resulting from the 2015 Efficiency Program. Other factors could also cause the Company’s results to differ materially from expected results. The business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS) (dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014
	(Unaudited)

Net sales	$521.9	$501.0	$1,914.3	$1,941.0
Cost of sales	196.4	173.0	667.8	668.3
Gross profit	325.5	328.0	1,246.5	1,272.7
Selling, general and administrative expenses	249.8	247.9	1,002.5	1,009.5
Acquisition and integration costs	1.5	1.0	8.0	6.4
Restructuring charges and other, net	9.6	3.2	10.5	21.3
Impairment charge	9.7	-	9.7	-

Operating income	54.9	75.9	215.8	235.5

Other expenses, net:
Interest expense	21.3	20.5	83.3	84.4
Amortization of debt issuance costs	1.5	1.4	5.7	5.5
Loss on early extinguishment of debt	-	-	-	2.0
Foreign currency losses, net	8.4	7.1	15.7	25.0
Miscellaneous, net	(0.1)	1.0	0.4	1.2
Other expenses, net	31.1	30.0	105.1	118.1

Income from continuing operations before income taxes	23.8	45.9	110.7	117.4
(Benefit from) provision for income taxes	(2.4)	43.6	51.4	77.8
Income from continuing operations, net of taxes	26.2	2.3	59.3	39.6
(Loss) income from discontinued operations, net of taxes	(1.4)	0.4	(3.2)	1.3

Net income	$24.8	$2.7	$56.1	$40.9

Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(3.0)	(7.5)	(18.1)	(24.6)
Amortization of pension related costs, net of tax	1.8	1.1	7.2	4.5
Pension re-measurement, net of tax	(6.9)	(69.6)	(6.9)	(69.6)
Pension settlement, net of tax	17.3	-	17.3	-
Revaluation of derivative financial instruments, net of
reclassifications into earnings	1.1	(1.4)	(1.6)	(3.7)
Other comprehensive income (loss)	10.3	(77.4)	(2.1)	(93.4)

Total comprehensive income (loss)	$35.1	$(74.7)	$54.0	$(52.5)

Basic earnings (loss) per common share:
Continuing operations	$0.50	$0.04	$1.13	$0.76
Discontinued operations	(0.03)	0.01	(0.06)	0.02
Net income	$0.47	$0.05	$1.07	$0.78

Diluted earnings (loss) per common share:
Continuing operations	$0.50	$0.04	$1.13	$0.76
Discontinued operations	(0.03)	0.01	(0.06)	0.02
Net income	$0.47	$0.05	$1.07	$0.78

Weighted average number of common shares outstanding:
Basic	52,456,513	52,369,092	52,431,193	52,359,897
Diluted	52,586,613	52,524,841	52,591,545	52,423,939

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (dollars in millions)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$326.9	$275.3
Trade receivables, net	244.9	238.9
Inventories	183.8	156.6
Deferred income taxes - current	58.0	58.4
Prepaid expenses and other	53.3	44.6
Total current assets	866.9	773.8
Property, plant and equipment, net	215.3	212.0
Deferred income taxes - noncurrent	40.3	53.1
Goodwill	469.7	464.1
Intangible assets, net	318.0	327.8
Other assets	104.1	113.3
Total assets	$2,014.3	$1,944.1

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$11.3	$6.6
Current portion of long-term debt	30.0	31.5
Accounts payable	201.3	153.5
Accrued expenses and other	272.4	273.3
Total current liabilities	515.0	464.9
Long-term debt	1,803.7	1,832.4
Long-term pension and other post-retirement plan liabilities	185.3	200.9
Other long-term liabilities	97.8	90.0
Total stockholders' deficiency	(587.5)	(644.1)
Total liabilities and stockholders' deficiency	$2,014.3	$1,944.1

REVLON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in millions)
		Year Ended December 31,

		2015		2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$	56.1	$	40.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		103.2		102.6
Foreign currency losses from re-measurement		19.5		25.5
Amortization of debt discount		1.4		1.4
Stock-based compensation amortization		5.1		5.5
Impairment charge		9.7		-
Provision for deferred income taxes		28.3		64.3
Loss on early extinguishment of debt		-		2.0
Amortization of debt issuance costs		5.7		5.5
Gain on sale of certain assets		(6.4)		(2.1)
Pension and other post-retirement costs (income)		19.0		(5.3)
Change in assets and liabilities:
Increase in trade receivables		(18.5)		(5.5)
(Increase) decrease in inventories		(30.6)		9.2
(Increase) decrease in prepaid expenses and other current assets		(20.5)		15.2
Increase in accounts payable		34.9		0.2
Increase (decrease) in accrued expenses and other current liabilities		7.3		(22.2)
Pension and other post-retirement plan contributions		(18.1)		(19.0)
Purchases of permanent displays		(47.4)		(45.3)
Other, net		6.6		1.1
Net cash provided by operating activities		155.3		174.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures		(48.3)		(55.5)
Business acquisitions, net of cash acquired		(41.7)		-
Proceeds from the sale of certain assets		6.2		3.4
Net cash used in investing activities		(83.8)		(52.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft		23.0		(4.7)
Repayment under the Amended and Restated Senior Subordinated Term Loan		-		(58.4)
Repayments under the Acquisition Term Loan		(19.3)		(7.0)
Prepayments under the 2011 Term Loan		(12.1)		-
Payment of financing costs		-		(1.8)
Other financing activities		(3.7)		(3.2)
Net cash used in financing activities		(12.1)		(75.1)
Effect of exchange rate changes on cash and cash equivalents		(7.8)		(15.6)
Net increase in cash and cash equivalents		51.6		31.2
Cash and cash equivalents at beginning of period		275.3		244.1
Cash and cash equivalents at end of period	$	326.9	$	275.3

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$	79.9	$	85.6
Income taxes, net of refunds	$	25.4	$	21.1

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$	2.8	$	0.7

REVLON, INC. AND SUBSIDIARIES EBITDA AND ADJUSTED EBITDA RECONCILIATION (dollars in millions)

	Three Months Ended December 31,

	2015	2014
	(Unaudited)
Reconciliation to net income:

Net income	$24.8	$2.7
(Loss) income from discontinued operations, net of taxes	(1.4)	0.4
Income from continuing operations, net of taxes	26.2	2.3

Interest expense	21.3	20.5
Amortization of debt issuance costs	1.5	1.4
Foreign currency losses, net	8.4	7.1
Miscellaneous, net	(0.1)	1.0
Provision for income taxes	(2.4)	43.6
Depreciation and amortization	26.4	26.2

EBITDA	$81.3	$102.1

Non-operating items:
Non-cash stock compensation expense	1.3	1.8
Restructuring and related charges	9.7	3.8
Acquisition and integration costs	1.5	1.0
Inventory purchase accounting adjustment	0.4	-
Pension settlement	20.7	-
Impairment charge	9.7	-
Deferred consideration for CBB Acquisition	0.9	-

Unusual items:
Venezuela adjusted EBITDA	0.1	(0.8)

Adjusted EBITDA	$125.6	$107.9

	Year Ended December 31,

	2015	2014
	(Unaudited)
Reconciliation to net income:

Net income	$56.1	$40.9
(Loss) income from discontinued operations, net of taxes	(3.2)	1.3
Income from continuing operations, net of taxes	59.3	39.6

Interest expense	83.3	84.4
Amortization of debt issuance costs	5.7	5.5
Loss on early extinguishment of debt	-	2.0
Foreign currency losses, net	15.7	25.0
Miscellaneous, net	0.4	1.2
Provision for income taxes	51.4	77.8
Depreciation and amortization	103.2	102.6

EBITDA	$319.0	$338.1

Non-operating items:
Non-cash stock compensation expense	5.1	5.5
Restructuring and related charges	11.6	22.6
Acquisition and integration costs	8.0	6.4
Inventory purchase accounting adjustment	0.9	2.6
Pension settlement	20.7	-
Impairment charge	9.7	-
Deferred consideration for CBB Acquisition	2.5	-

Unusual items:
Venezuela adjusted EBITDA	-	(6.6)
Inventory obsolescence reserve	-	(3.4)

Adjusted EBITDA	$377.5	$365.2

REVLON, INC. AND SUBSIDIARIES SEGMENT PROFIT RECONCILIATION (dollars in millions)

	Three Months Ended December 31,
	2015	2014
	(Unaudited)
Segment Net Sales:
Consumer	$387.7	$383.3
Professional	119.0	117.7
Other	15.2	-
Total Segment Net Sales	$521.9	$501.0

Segment Profit:
Consumer	$128.2	$113.6
Professional	27.0	16.3
Other	2.6	-
Total Segment Profit	$157.8	$129.9

Reconciliation to income from continuing operations before income taxes:
Income from continuing operations before income taxes	$23.8	$45.9

Interest expense	21.3	20.5
Amortization of debt issuance costs	1.5	1.4
Foreign currency losses, net	8.4	7.1
Loss on early extinguishment of debt	-	-
Miscellaneous, net	(0.1)	1.0
Operating income	54.9	75.9

Unallocated Corporate Expenses	32.3	21.2
Depreciation and amortization	26.4	26.2

Non-operating items:
Non-cash stock compensation expense	1.3	1.8
Restructuring and related charges	9.7	3.8
Acquisition and integration costs	1.5	1.0
Inventory purchase accounting adjustment	0.4	-
Pension settlement	20.7	-
Impairment charge	9.7	-
Deferred consideration for CBB Acquisition	0.9	-
Segment Profit	$157.8	$129.9

REVLON, INC. AND SUBSIDIARIES SEGMENT PROFIT RECONCILIATION (dollars in millions)

	Year Ended December 31,
	2015	2014
	(Unaudited)
Segment Net Sales:
Consumer	$1,414.8	$1,438.3
Professional	471.1	502.7
Other	28.4	-
Total Segment Net Sales	$1,914.3	$1,941.0

Segment Profit:
Consumer	$360.2	$339.4
Professional	103.9	104.8
Other	1.4	-
Total Segment Profit	$465.5	$444.2

Reconciliation to income from continuing operations before income taxes:
Income from continuing operations before income taxes	$110.7	$117.4

Interest expense	83.3	84.4
Amortization of debt issuance costs	5.7	5.5
Foreign currency losses, net	15.7	25.0
Loss on early extinguishment of debt	-	2.0
Miscellaneous, net	0.4	1.2
Operating income	215.8	235.5

Unallocated Corporate Expenses	88.0	69.0
Depreciation and amortization	103.2	102.6

Non-operating items:
Non-cash stock compensation expense	5.1	5.5
Restructuring and related charges	11.6	22.6
Acquisition and integration costs	8.0	6.4
Inventory purchase accounting adjustment	0.9	2.6
Pension settlement	20.7	-
Impairment charge	9.7	-
Deferred consideration for CBB Acquisition	2.5	-
Segment Profit	$465.5	$444.2

REVLON, INC. AND SUBSIDIARIES ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION (dollars in millions)

	Three Months Ended December 31,

	2015	2014
	(Unaudited)
Reconciliation to net income and diluted earnings per share:
Net income	$24.8	$2.7

Non-operating items (after-tax):
Restructuring and related charges	7.6	2.5
Acquisition and integration costs	1.0	0.6
Inventory purchase accounting adjustment	0.2	-
Pension settlement	20.7	-
Impairment charge	6.0	-
Deferred consideration for CBB Acquisition	0.9	-

Unusual items (after-tax):
Venezuela adjusted EBITDA	0.1	(0.8)

Adjusted net income	$61.3	$5.0

Net Income:
Diluted earnings per common share	0.47	0.05
Adjustment to diluted earnings per common share	0.70	0.05
Adjusted diluted income per common share	$1.17	$0.10

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,586,613	52,524,841

	Year Ended December 31,

	2015	2014
	(Unaudited)
Reconciliation to net income and diluted earnings per share:
Net income	$56.1	$40.9

Non-operating items (after-tax):
Loss on early extinguishment of debt	-	1.2
Foreign currency loss, Venezuela re-measurement	1.9	6.0
Restructuring and related charges	10.5	15.2
Acquisition and integration costs	5.0	3.9
Inventory purchase accounting adjustment	0.7	1.8
Pension settlement	20.7	-
Impairment charge	6.0	-
Deferred consideration for CBB Acquisition	2.5	-

Unusual items (after-tax):
Venezuela adjusted EBITDA	-	(6.6)
Inventory obsolescence reserve	-	(2.1)

Adjusted net income	$103.4	$60.3

Net Income:
Diluted earnings per common share	1.07	0.78
Adjustment to diluted earnings per common share	0.90	0.37
Adjusted diluted income per common share	$1.97	$1.15

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,591,545	52,423,939

REVLON, INC. AND SUBSIDIARIES FREE CASH FLOW RECONCILIATION (dollars in millions)

	Year Ended December 31,

	2015	2014
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$155.3	$174.0

Less capital expenditures	(48.3)	(55.5)
Plus proceeds from the sale of certain assets	6.2	3.4

Free cash flow	$113.2	$121.9

CONTACT:
Revlon, Inc.
Investor Relations:
212-527-5230